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                                                                     EXHIBIT 3.3

                       CERTIFICATE OF AMENDMENT OF BYLAWS
                                OF COMPURAD, INC.

         As the Secretary of CompuRAD, Inc., the undersigned hereby certifies that the first and second sentences of Section 3.2 of the Bylaws of this corporation were amended by the Board of Directors pursuant to a resolution unanimously adopted during a Board of Directors meeting on April 18, 1997 to read in its entirety as follows:

                  "3.2     NUMBER OF DIRECTORS

         The number of directors of the corporation shall be not less than six
(6) nor more than nine (9). The exact number of directors shall be six (6) until changed, within the limits specified above, by a bylaw amending this Section 3.2, duly adopted by the board of directors or by the shareholders. The board of directors shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible. No reduction of the authorized number of directors shall have the effect of removing any director before that director's term of office expires."


Dated:   April 18, 1997

                                                                /s/ Henky Wibowo
                                                                ----------------
                                                                Henky Wibowo,
                                                                Secretary